Exhibit Index
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SUB-ITEM 77C

       Submission of matters to a vote of security holders.
       Filed herein as Exhibit 99.77C.

SUB-ITEM 77D

      Changes to certain of the Funds' investment policies.
      Filed herein as Exhibit 99.77D.

SUB-ITEM 77Q1

(a) Articles of Amendment to the Articles of Incorporation, filed April 27, 1999.
       Filed herein as Exhibit 99.77Q1.